EXHIBIT 99.1

News Release

June 27, 2013

For Release:	Immediately
Contact:	Investors:	Stacey Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

Fortis Inc. and CH Energy Group Close Transaction

Fortis Inc. (TSX:FTS) and CH Energy Group, Inc. (NYSE:CHG), the parent company of Central Hudson Gas & Electric Corporation, announced completion of the transaction to acquire CH Energy Group by Fortis today. With the closing, CHG will be delisted on the New York Stock Exchange, and shareholders will be notified by transfer agency Computershare with instructions on how to redeem their shares.

“This is a great day for our customers, employees and our local communities, and we are excited to become a part of the Fortis family,” said Steven V. Lant, President and Chief Executive Officer of CH Energy Group. “Through our association with Fortis, we remain dedicated to the region we continue to serve, but now as part of a larger organization with additional resources to better serve our customers.”

On February 21, 2012, Fortis and CH Energy Group announced a merger agreement under which Fortis had agreed to acquire CH Energy Group for $65.00 in cash per share. Shareholders approved the agreement in June 2012, and subsequently all state and federal approvals have been attained. The New York State Public Service Commission issued its order approving the acquisition of utility subsidiary Central Hudson on June 26, 2013.

Central Hudson, the main business of CH Energy Group, is a regulated transmission and distribution utility serving approximately 300,000 electric and 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley.

The Commission’s order adopts a Joint Proposal with modifications and enhancements that provide Central Hudson customers with nearly $50 million in financial benefits to moderate future delivery rates, enhance economic development programs and provide further assistance to low-income families in the service area. Delivery rates will be frozen for an additional two years, effectively holding rates constant for the three-year period from July 2012 through June 2015. All employees of Central Hudson will retain their jobs for at least four years and an additional 35 highly skilled union positions will be created. Central Hudson will operate as a standalone company with a newly comprised Board of Directors with significantly increased local representation, and will maintain at minimum its current level of community support for at least 10 years.

For more information on the closing, visit www.FortisInc.com and www.CentralHudson.com.

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About Fortis

Fortis is the largest investor-owned gas and electric distribution utility in Canada. Its regulated utilities serve more than 2.4 million customers across Canada and in New York State and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation’s non-utility investments are comprised of hotels and commercial real estate in Canada and petroleum supply operations in the Mid-Atlantic Region of the United States.

About CH Energy Group

CH Energy Group, a subsidiary of Fortis Inc., is an energy delivery company headquartered in Poughkeepsie, New York. Its regulated transmission and distribution subsidiary Central Hudson serves approximately 300,000 electric and 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District around Albany. CH Energy Group also operates Central Hudson Enterprises Corporation, a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid-Atlantic Region.

Forward-Looking Statements –

Statements included in this new release which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.